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                                                                      EXHIBIT 15

                          ACCOUNTANTS' ACKNOWLEDGEMENT

Pfizer Inc.
New York, New York

Re: Registration Statement No. 33-

    With respect to the subject Registration Statement on Form S-4 of Pfizer Inc./NAMIC U.S.A. Corporation, we acknowledge our awareness of the use therein of our reports dated May 17, 1994, August 15, 1994 and November 14, 1994 relating to our reviews of interim financial information.

    Pursuant to Rule 436(c) under the Securities Act, such reports are not considered a part of a Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant with the meaning of sections 7 and 11 of the Act.

                                          Very truly yours,

                                          /s/ KPMG Peat Marwick LLP
                                          KPMG Peat Marwick LLP

New York, New York
February 14, 1995